Exhibit 3.3

Submit in Duplicate Filing fee $22.50 This document must be typewritten	MAIL TO: Colorado Secretary of State Corporations Office 1560 Broadway. Suite 200 Denver. Colorado 80202 (303) 866 2361 ARTICLES OF AMENDMENT to the ARTICLES OF INCORPORATION

Pursuant to the provisions of the Colorado Corporation Code, the undersigned corporation adopts the following Articles of Amendments to its Articles of Incorporation:

FIRST The name of the corporation is (note 1). Evergreen Investor Services, Inc.

SECOND: The following amendment to the Articles of Incorporation was adopted on August 18 1986 as prescribed by the Colorado Corporation Code, in the manner marked with an X below:

Such amendment was adopted by the board of directors where no shares have been issued

X	Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

It was resolved that the Articles of Incorporation shall be amended to change the name of the corporation from Evergreen Investor Services, Inc., to Life Loc, Inc.

THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected as follows:   No Change

    FOURTH: The manner in which such amendment effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment, are as follows: No Change

Evergreen Investor Services, Inc.		(Note 1)

By:	/s/ Kirby Phillips
Its Corporate President

(Note 2)

and	/s/ Mary Phillips
Its Corporate Secretary

(Note 3)

Its __________ Director

NOTES:	1. Exact current name of coporporation adopting the Articles of Amendmeents. (If this is a change of name amendment, the name before the amendment is filed).
2. Signatures and title of officers signing for the corporation.
3. Where no shares have been issued, signature of a director.